Exhibit 10.2
Staples, Inc.
Amended and Restated Executive Officer Incentive Plan
Fiscal Years 2012 - 2016
I.    Summary and Objectives
Staples, Inc. (“Staples”) has developed this Executive Officer Incentive Plan (the “Incentive Plan”) to provide opportunities for Plan Participants (as defined below) to earn financial rewards for their role in ensuring that Staples meets its annual performance targets. The Incentive Plan aims to align the interests of the Plan Participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial objectives. Bonus awards are intended to provide a reward to Plan Participants and supplement the base salary program.
II.    Term of Plan
The Incentive Plan will cover five fiscal years, beginning with the 2012 fiscal year (beginning January 29, 2012) and ending with the 2016 fiscal year (ending January 28, 2017). Each such fiscal year is referred to herein as a “Plan Year”.
III.    Eligibility
Provided that the Compensation Committee of the Board of Directors (the “Committee”) determines that Staples meets the applicable performance objectives for a particular Plan Year, as set forth below, and all other eligibility requirements are met, the following guidelines will be used to determine Plan Participants' bonus award eligibility. Except as set forth in Section III. D with respect to a Plan Participant's death, bonus awards are not guaranteed and will not be paid unless Staples meets the required objectives set forth in the Incentive Plan and the Committee authorizes the payment of bonus awards.
A.    General Eligibility Requirements
Each executive officer of Staples, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Incentive Plan, except that an executive officer whose employment terminates prior to the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year (each a “Plan Participant”).
B.    Changes in Position
A Plan Participant who changes from one position to another will be eligible for a prorated bonus award as follows:
1.    A Plan Participant who transfers from an Incentive Plan eligible position into a position eligible for another bonus plan is eligible for a prorated bonus award under the Incentive Plan based on the number of days the associate was a Plan Participant during the applicable Plan Year. The associate's eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position.
2.    A Plan Participant who changes from one Incentive Plan eligible position to another, through a promotion, transfer or demotion, is eligible for a prorated bonus award for each position based on the number of days the associate held such position during the applicable Plan Year.
C.    Leaves of Absence
A Plan Participant who is on a company-approved leave of absence in excess of 90 days during a Plan Year will not be eligible for a bonus award for the portion of his or her leave over 90 days unless otherwise approved by the Committee.

D.    Retirement, Disability or Death
Retirement: If a Plan Participant terminates his or her employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the associate plus the associate's age is greater than or equal to 65, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.
Disability: If a Plan Participant's employment is terminated due to permanent disability before the end of the Plan Year, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.
In each case described above, no prorated bonus will be paid unless all of the applicable requirements set forth in the Incentive Plan are met, including without limitation that the Committee determines that Staples meets the applicable performance objectives for a particular Plan Year and authorizes the payment of bonus awards.
Death: If a Plan Participant's employment is terminated due to death before the end of the Plan Year, 100% of the Plan Participant's Target Award for such Plan Year will be paid within 60 days of such termination; provided, that if such termination occurs during the Plan Participant's first Plan Year under the Incentive Plan, the bonus award will be prorated based on the number of days the associate was employed by Staples during the applicable Plan Year, calculated as if the associate had been employed by Staples through the end of the Plan Year.
E.    Employment and Compliance
As described under “General Eligibility Requirements,” and except as set forth in Section III. D, a Plan Participant must be employed as of the last day of the Plan Year in order to be eligible for a bonus. If the employment of a Plan Participant terminates during a Plan Year for any reason other than retirement (as defined above), permanent disability or death, no bonus will be paid to the Plan Participant for that Plan Year.
In addition, a Plan Participant must comply with all applicable state and federal regulations and Staples' policies (the “Compliance Requirements”) in order to be eligible to receive a bonus award under the Incentive Plan. If a Plan Participant who is terminated after the end of a Plan Year, but before bonus awards for such Plan Year are distributed, for violating any of the Compliance Requirements will not be eligible to receive a bonus award for such Plan Year.

IV.    The Plan
Within 90 days after the beginning of each Plan Year, the Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income, operating income and customer service levels. These performance objectives are intended to establish the benchmark of success for Staples. The Committee may determine that special one-time or extraordinary gains or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party.

For each Plan Year, a specified percentage (which may vary from Plan Year to Plan Year) of each Target Award (as defined below) will be based upon each of the performance objectives selected by the Committee for that Plan Year. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. Except as set forth in Section III. D with respect to a Plan Participant's death, no bonus will be paid under the Incentive Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved.
The maximum bonus award payable to an executive officer for any Plan Year is $4 million. In addition, the Committee presently intends to limit bonus awards to 200% of a Plan Participant's Target Award.

V.    Payment Calculations
Each Plan Participant will have a target bonus award (a “Target Award”) for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the Plan Participant during the Plan Year. The percentages will be determined by the Committee based on the Plan Participant's job level and responsibilities and may vary for different officers or business units.

At the end of the Plan Year, the Committee shall determine the amount, if any, to be paid to each Plan Participant based on the extent that the performance goals established for the Plan Participant were achieved and shall authorize payment by Staples to the Plan Participant; provided that the Committee may use negative discretion to decrease, but not increase, the amount of any bonus award otherwise payable to a Plan Participant.
Any bonus checks will be distributed to Plan Participants within 2½ months following the end of the applicable Plan Year.

VI.    Plan Administration
A.    Administration
The Incentive Plan will be administered by the Committee. The Committee will have broad authority for determining target bonuses and selecting performance objectives, as described below; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, including determining to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business, the satisfaction of performance objectives and the payment of awards under the Incentive Plan.
B.    Employment at Will
The Incentive Plan does not create an express or implied contract of employment between Staples and a Plan Participant. Both Staples and the Plan Participants retain the right to terminate the employment relationship at any time and for any reason.
C.    Bonus Provisions (Amendments and Termination)
Bonuses are not earned or vested until actual payments are made. Staples reserves the right at any time prior to actual payment of bonus awards to amend, terminate or discontinue the Incentive Plan in whole or in part whenever it is considered necessary.

The Incentive Plan may be amended or terminated by either the Board of Directors or the Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Plan Participants with respect to their bonus awards for that Plan Year, and (2) no amendment which would require stockholder approval under Section 162(m) of the Internal Revenue Code may be effected without such stockholder approval.
D.    Rights are Non-Assignable
Neither the Plan Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.
E.    Withholding
All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the bonus awards prior to distribution.

VII.    Forfeiture and Recovery for Misconduct

A.    Right of Recovery

Notwithstanding any other provision of this Incentive Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined below) that a Plan Participant has engaged in Misconduct (as defined below), the Board, subject to the limitations set forth in this Section VII., may in its sole discretion (1) terminate such Plan Participant's participation in the Incentive Plan, or with respect to any award under the Incentive Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved for payment under this Incentive Plan which remains in whole or in part unpaid, and/or (3) demand that the Plan Participant pay to Staples in cash the amount described in Section VII.B.; provided, however, that in the event the Board determines during the Recovery Period that the Plan Participant engaged in Misconduct as described in clause (D) of the definition of Misconduct) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples' financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples' annual financial statements, the period during which the Plan Participant is employed by Staples and the period ending 18 months after the Plan Participant's last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Plan Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Plan Participant is employed by Staples and the period ending six months after the Plan Participant's last day of employment. If during the Recovery Period the Board gives written notice to the Plan Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples' rights pursuant to this Section VII. shall terminate on the effective date of a Change in Control (as defined in the Staples, Inc. 2010 Long-Term Cash Incentive Plan) and no Recovery Period shall extend beyond that date except with respect to any Plan Participant for which the Board prior to such Change in Control gave written notice to such Plan Participant of potential Misconduct.

For purposes of administratively enforcing its rights under this Section VII., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Plan Participant's participation in the Incentive Plan, or with respect to any award under the Incentive Plan, or (2) temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Incentive Plan which remains in whole or in part unpaid.

B.    Amount of Recovery

With respect to Misconduct described in clause (A) of the definition of Misconduct (breach of agreement) and clause (B) of such definition (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the amount of any payments made to the Plan Participant under this Incentive Plan during the last 12 months of employment with Staples.

With respect to Misconduct described in clause (C) of the definition of Misconduct (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the greater of (1) the amount paid to the Plan Participant with respect to any award made under this Incentive Plan with a fiscal year that includes any period during which the Misconduct occurred, or with a fiscal year which was directly impacted by the Misconduct, or (2) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Incentive Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the Plan Participant under Staples' cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board shall seek to recover the entire amount paid to the Plan Participant with respect to any award made under this Incentive Plan in the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement relating to the Misconduct.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples' right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Plan Participant's Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Plan Participant's employment with Staples, or taking other legal action against the Plan Participant.

The amount that may be recovered under this Section VII. shall be determined on a gross basis without reduction for taxes paid or payable by a Plan Participant.

C.    Definition of Misconduct

“Misconduct,” as determined by Staples (which determination shall be conclusive), shall mean:

(A)    Breach by the Plan Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Plan Participant and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(B)    Violation by the Plan Participant of the Code of Ethics; or

(C)    The Plan Participant's engagement in intentional deceitful act(s) that results in (i) an improper personal benefit, or (ii) injury to Staples; or

(D)    The Plan Participant's engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles.

For purposes of this Section VII. regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

VII.    Dodd-Frank Clawback

Notwithstanding any other provision of this Incentive Plan to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the amount of any award received under this Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.
Approved by the Board of Directors on March 6, 2012, subject to stockholder approval.
Approved by Stockholders on June 4, 2012.